Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098
Thursday, July 14, 2011
EMERSON RADIO CORP. REPORTS FULL YEAR FISCAL 2011 AND FOURTH QUARTER FISCAL 2011 RESULTS
MOONACHIE, N.J. — July 14, 2011 — Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its full year and fourth quarter ended March 31, 2011.
Net income from continuing operations for the fiscal year 2011 was $15.9 million versus $11.4 million for fiscal year 2010, an increase of $4.5 million, or 40.0%. Diluted earnings per share for the fiscal year 2011 were $0.59 as compared to $.42 for fiscal year 2010, an increase of $0.17 per diluted share, or 40.5%. Net income from continuing operations for the fourth quarter of fiscal 2011, which included a one-time $1.8 million gain on a settlement of litigation, was $2.6 million versus $3.6 million for the fourth quarter of fiscal 2010, a decrease of $1.0 million, or 26.4%. Diluted earnings per share for the fourth quarter of fiscal 2011 were $0.10 as compared to $0.13 for the fourth quarter of fiscal 2010, a decrease of $0.03, or 23.1%.
Operating income for the fiscal year 2011, despite lower net revenues, was $18.9 million, an increase of $5.1 million, or 37.3%, over operating income of $13.8 million for fiscal year 2010 on significantly lower SG&A expenses and other operating costs. Operating income for the fourth quarter of fiscal 2011 was $3.2 million as compared to operating income in the fourth quarter of fiscal 2010 of $4.3 million, a decrease of $1.1 million, or 26.4%. The decrease in fourth quarter fiscal 2011 operating income over the prior year was driven primarily by lower net revenues, partially offset by significant decreases in SG&A expenses and other operating costs.

Net revenues for fiscal year 2011 were $200.8 million, a decrease of $6.2 million, or 3.0%, over the fiscal year 2010 net revenues of $207.0. The decline in year-over-year net revenues was driven by a $19.3 million, or 55.1% decline in net sales of audio products, the absence in the fiscal year 2011 of themed product sales, which were $3.2 million in the fiscal year 2010 and discontinued in December 2009, and the inclusion in net revenues in the fourth fiscal quarter of 2010 of a one-time sale of semiconductors of $3.0 million, partially offset by a $18.4 million, or 11.4% increase in net sales of houseware products, which was the result of increased net sales of compact refrigerators, microwave ovens, and wine coolers, partially offset by decreased net sales of toaster ovens and coffee makers. Licensing revenues for the fiscal year 2011 were $7.3 million, a $0.4 million, or 5.3% increase over the $6.9 million of licensing revenues for the fiscal year 2010.
Net revenues for the fourth quarter of fiscal 2011 decreased by $10.4 million, or 20.2%, to $41.1 million as compared to net revenues in the fourth quarter of fiscal 2010 of $51.5 million. The decline in year-over-year net revenues for the fourth fiscal quarter was driven by a $3.5 million, or 58.3%, decline in net sales of audio products, a $3.4 million, or 8.5%, decline in net sales of houseware products, which was the result of decreased net sales of microwave ovens, toaster ovens and wine coolers, partially offset by increased net sales of compact refrigerators and coffee makers, and the inclusion in net revenues in the fourth fiscal quarter of 2010 of a one-time sale of semiconductors of $3.0 million. Licensing revenues for the fourth quarter of fiscal 2011 were $2.0 million, unchanged from the fourth quarter of fiscal 2010.
Adrian Ma, Chief Executive Officer of Emerson Radio, commented “Despite a challenging fourth quarter, our full year fiscal 2011 operating and net income of $18.9 million and $15.9 million, respectively, were both significantly higher than the prior fiscal year level due primarily to our lower year-over-year levels of SG&A and operating costs, and the positive monetary settlement paid to the Company during the fiscal year in settlement of the derivative shareholder lawsuit originally filed in 2008. Looking forward, we see a challenging and highly competitive sales environment as well as higher product costs due to the continuing appreciation of the renminbi and increases in costs of production in China.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net revenues:
Net revenues	$41,149	$51,549	$200,841	$206,960

Costs and expenses:
Cost of sales	36,425	42,861	172,917	175,463
Other operating costs and expenses	58	571	1,636	3,134
Selling, general and administrative expenses	1,464	3,769	7,383	14,598

	37,947	47,201	181,936	193,195

Operating income	3,202	4,348	18,905	13,765

Other income (expense):
Gain on settlement of litigation	1,806	—	1,806
Realized gain on sale of marketable securities	—	—	966	—
Interest income (expense), net	8	(45)	32	(24)

Income from continuing operations before income taxes	5,016	4,303	21,709	13,741
Provision for income taxes	2,384	728	5,791	2,371

Income from continuing operations	2,632	3,575	15,918	11,370
Loss from discontinued operations, net of tax benefit	—	—	—	(55)

Net income	$2,632	$3,575	$15,918	$11,315

Basic net income per share:
Continuing operations	0.10	0.13	0.59	0.42
Discontinued operations	—	—	—	—

	0.10	0.13	0.59	0.42
Diluted net income per share:
Continuing operations	0.10	0.13	0.59	0.42
Discontinued operations	—	—	—	—

	0.10	0.13	0.59	0.42

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,132	27,130	27,131

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	31-Mar-11	31-Mar-10
ASSETS
Current Assets:
Cash and cash equivalents	$39,056	$15,051
Restricted cash	740	1
Net accounts receivable	10,929	20,350
Other receivables	1,413	1,037
Net inventory	8,515	10,952
Prepaid expenses and other current assets	549	736
Investments in marketable securities	4,725	—
Deferred tax assets	2,825	3,383

Total Current Assets	68,752	51,510
Property, plant, and equipment, net	2,921	3,131
Trademarks and other intangible assets, net	1,545	1,606
Due from affiliates	—	185
Investments in marketable securities	—	6,031
Deferred tax assets	2,540	6,588
Other assets	958	205

Total Assets	$76,716	$69,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$2,466	$5,629
Current maturities of long-term borrowings	46	30
Accounts payable and other current liabilities	14,408	20,776
Due to affiliates	2	28
Accrued sales returns	1,199	957
Income taxes payable	196	174

Total Current Liabilities	18,317	27,594
Long-term borrowings	150	201
Deferred tax liabilities	158	119

Total Liabilities	18,625	27,914
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive losses	746	(82)
Accumulated deficit	(21,055)	(36,976)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total shareholders’ equity	58,091	41,342

Total Liabilities and Shareholders’ Equity	$76,716	$69,256